Exhibit (d)(1)(ii)

AMENDED SCHEDULE A

with respect to the

AMENDED AND RESTATED INVESTMENT MANAGEMENT AGREEMENT

between

VOYA EQUITY TRUST

and

VOYA INVESTMENTS, LLC

Series	Effective Date	Annual Management Fee (as a percentage of average daily net assets)

Voya Large Cap Value Fund	May 1, 2015	0.750% on the first $1 billion of assets;
0.725% on the next $1 billion of assets;
0.700% on the next $1 billion of assets;
0.675% on the next $1 billion of assets; and
0.650% thereafter

Voya MidCap Opportunities Fund	January 1, 2018	0.850% on the first $500 million of assets;
0.800% on the next $400 million of assets;
0.750% on the next $450 million of assets; and
0.700% thereafter

Voya Multi-Manager Mid Cap Value Fund	May 1, 2015	0.800% on all assets

Voya Real Estate Fund	May 1, 2015	0.800% on all assets

Series	Effective Date	Annual Management Fee (as a percentage of average daily net assets)

Voya SmallCap Opportunities Fund	January 1, 2017	1.000% on the first $250 million of assets;
0.900% on the next $250 million of assets;
0.850% on the next $250 million of assets; and
0.820% thereafter

Voya SMID Cap Growth Fund	December 5, 2016	0.850% on all assets

Voya U.S. High Dividend Low Volatility Fund	December 5, 2016	0.450% on all assets